EX-35.2
SERVICER COMPLIANCE STATEMENT

February 29, 2008

Re: Transactions identified on Exhibit A hereto

I, Kendal A. Leeson, a duly elected and acting officer of Wachovia Mortgage Corporation (the "Servicer"), certify pursuant to Section 6.04 of the Seller's Purchase, Warranties and Servicing Agreement (the "Agreement"), dated as of May 1, 2006, by and between UBS Real Estate Securities Inc., and the Servicer, as modified by the applicable Reconstituted Servicing Agreement related to the transactions listed on Exhibit A hereto, with respect to the calendar year immediately preceding the date of this Certificate, as follows:

1. A review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.


[Signature Page Follows]

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WACHOVIA MORTGAGE CORPORATION, as Servicer

By:   /s/ Kendal A. Leeson
Name: Kendal A. Leeson
Title: Vice President
Date:  February 29, 2008



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Exhibit A - Covered Transactions

1. MALT 2006-3
2. MALT 2007-1